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CORPORATE INVESTOR RELATIONS                CONTACT: Robert M. Daugherty, President & CEO
5333 - 15TH AVENUE SOUTH, SUITE 1500                 bdaugherty@humboldtbancorp.com
SEATTLE, WA 98108                                    916.783.2813
206.762.0993                                         Patrick J. Rusnak, Chief Financial Officer
www.stockvalues.com                                  prusnak@humboldtbancorp.com
                                                      916.783.2812
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News Release

=============================================================================

                 Humboldt Bancorp Signs Definitive Agreement to
                  Sell Proprietary Merchant Bankcard Operation


ROSEVILLE, CA - February 3, 2003 /PRNewswire/ - Humboldt Bancorp (Nasdaq: HBEK), today announced that Humboldt Bank has entered into a definitive agreement for the sale of its proprietary merchant processing operations to an affiliate of First National Bank Holding Company. Under the terms of the agreement, Humboldt Bank will receive $32 million in cash, and expects to recognize an after-tax gain on sale during the first quarter of approximately $18 million. The transaction is expected to be completed by March 15, 2003. No regulatory approvals are required to complete the transaction.

'This transaction meets our objectives of realizing the fair value of the merchant processing business and preserving the employment of nearly 80 people in Eureka," remarked Robert M. Daugherty, President and Chief Executive Officer. "After closing, our sole focus at Humboldt Bancorp will be on improving the growth and profitability of our community bank franchise."

Humboldt Bank will continue to provide card sponsorship processing for two Independent Sales Organizations ("ISO") under existing agreements that provide for full indemnification of any losses by the ISOs. These agreements mature over the next 13 months. Humboldt Bank does not expect to renew these agreements or to enter into any new ISO processing agreements.

As previously announced, Humboldt has authorized a stock repurchase program for up to 1.2 million shares, or approximately 10% of the total common shares outstanding. "As of today, no shares have been repurchased under this authorization," commented Pat Rusnak, Chief Financial Officer. "We expect to use the proceeds from the sale of the merchant processing business to buy back shares. However, we will also be looking for the opportunity to enhance our community bank franchise through accretive acquisitions, and may use some of the proceeds for that purpose as well."

First National Bank Holding Company, a privately held bank holding company based in Las Vegas, Nevada, is the parent company of First National Bank of Nevada and First National Bank of Arizona. First National Bank Holding Company has procured the necessary financing for the purchase through the issuance of trust-preferred securities. There are no financing contingencies in the definitive agreement. After consummation of the transaction, the business will be operated under the Humboldt Merchant Services name.

Humboldt Bancorp had total assets of $1 billion as of December 31, 2002. Through its principal operating subsidiary, Humboldt Bank, it offers business and consumer banking services through 19 banking centers, including its Tehama Bank and Capitol Valley Bank divisions.

This news release includes forward-looking statements, which management believes are a benefit to shareholders and investors. These forward-looking statements describe Humboldt Bancorp management's expectations regarding future events and developments, including the completion of the sale of Humboldt's proprietary merchant bankcard operations under the terms described above; the net gain to be realized upon completion of the sale; Humboldt's ability to repurchase sufficient shares at acceptable prices; and, Humboldt's ability to achieve the expected results from its community banking strategy. Future events are difficult to predict, and the expectations described above are necessarily subject to risks and uncertainties that may cause actual results to differ materially and adversely. In addition, discussions about risks and uncertainties are set forth from time to time in the Company's publicly available Securities and Exchange Commission filings. Humboldt undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

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Note: Transmitted on PR Newswire on February 3, 2003 at 1:15 pm PST.